Exhibit 10.1
EXECUTION COPY

March 25, 2014

Mr. John S. Hendricks
Discovery Communications, Inc.
One Discovery Place
Silver Spring, MD 20910

Dear John:

This letter, with attached exhibits, sets out our agreement about your retirement from Discovery Communications, Inc. (the “Company”). This letter supersedes our letter agreement dated July 30, 2008 regarding your position with the Company.

1.    You have asked to retire from your position as Executive Chairman and as a member of the Company’s Board of Directors (“Board”), effective as of May 16, 2014 (your “Retirement Date”). For purposes of clarity, as of the close of business on your Retirement Date you will cease to be an officer of the Company and a member of the Board. Consequently, you will no longer be authorized to incur any expense, obligation or liability on behalf of the Company, to direct employees or to bind the Company in any way, and you agree that you will not engage in any of those activities, or hold yourself out as an officer of the Company or as otherwise having the authority to engage in any of those activities.

2.    Effective upon your Retirement Date, you will no longer receive a salary. You will no longer be eligible for any employee benefits offered by the Company, and you will not be eligible to receive an annual bonus for 2014. Nevertheless, you may, at your expense, elect to continue coverage under the Company’s group medical plan in accordance with “COBRA,” and/or purchase coverage through the “access-only” plan the Company makes available to eligible retirees. The Company will not pay any further premiums under The Restated and Amended Split-Dollar Agreement, dated April 15, 2011, which will terminate in accordance with its terms. Nothing in this letter agreement will be construed as changing your entitlement to receive vested benefits under the terms of any employee benefit plans or equity incentive plans in which you participate. Any outstanding equity you hold as of the Retirement Date will continue to be paid, or be exercisable, in accordance with the terms of the agreements governing such outstanding equity (as amended by this letter agreement).

3.    In recognition of your founding the Company and your long service to the Company, subject to the conditions in part (4), below, you will be treated as if your employment terminated as a result of your “Retirement” (after age 65) under the Equity Stake Transition Agreement dated November 5, 2008, such that all unvested nonqualified stock options to purchase Series A common stock of the Company granted to you pursuant to that agreement (such options having been awarded in 2008, 2009, 2010 and 2011) shall be immediately vested as of the Retirement Date and will remain exercisable for their original term.

4.    In exchange for the agreement to treat you as having retired under the Equity Stake Transition Agreement, you agree to (i) no later than April 30, 2014, execute and deliver (and not revoke) the General Liability Release in the form of Exhibit A, which is attached to and made part of this letter agreement, and (ii) no later than the Retirement Date, enter into the Non-Competition Agreement in the form of Exhibit B, which is attached to and made part of this letter agreement.

John, there is no way for the Discovery family to thank you for all you have done. We wish you great joy and success with your new endeavors.

Sincerely yours,

Discovery Communications, Inc.

/s/ Adria Alpert Romm
Adria Alpert Romm
Chief Human Resources & Global Diversity Officer

AGREED TO AND ACCEPTED BY:

/s/ John S. Hendricks
John S. Hendricks

EXECUTION COPY

EXHIBIT A
GENERAL LIABILITY RELEASE
FOR VALUABLE CONSIDERATION PAID, the receipt and sufficiency of which are hereby acknowledged, I, John S. Hendricks, for myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge Discovery Communications, Inc. (“DCI”), its parents, subsidiaries, affiliates and related entities, as well as all of their respective officers, directors, stockholders, members, partners, agents, employees and representatives (hereafter collectively, the “DCI Parties”), from all obligations, claims, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action whatsoever, whether known or unknown, I ever had or now have or claim to have against the DCI Parties from the beginning of the world to the day and date hereof, including any claim relating to the termination of my employment with DCI, and further including specifically but not exclusively, and without limiting the generality of the foregoing, any and all claims, demands and causes of action, known or unknown, arising out of any transaction, act or omission concerning my former employment by DCI and/or any of its subsidiaries or affiliates, and all claims of every kind that may arise under any federal, state or local statutory or common law, including the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time; or any action arising in tort or contract.
I hereby acknowledge that my attorney has advised me regarding, and that I am familiar with, the fact that certain state statutes provide that general releases do not extend to claims that I do not know or suspect to exist in my favor at the time I execute such a release, which if known by me may have materially affected my execution of this release. Being aware of such statutes, I hereby expressly waive and relinquish any rights or benefits I may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect. I also hereby specifically and knowingly waive the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the DCI Parties, I expressly acknowledge that this General Liability Release is intended to include in its effect all claims that I do not know or suspect to exist in my favor at the time I sign this General Liability Release.
I hereby acknowledge that I am executing this General Liability Release pursuant to that certain letter agreement, dated March 25, 2014 (the “Agreement”), and that certain consideration to be provided to me pursuant to the Agreement is in addition to what I would have been entitled to receive in the absence of this General Liability Release. I hereby acknowledge that I am executing this General Liability Release voluntarily and with full knowledge of all relevant information and any and all rights I may have. I hereby acknowledge that I have been advised to consult with an independent attorney of my own choosing in connection with this General Liability Release to explain to me the legal effect of the terms and conditions of this General Liability Release. I hereby acknowledge that I am voluntarily and knowingly agreeing to the terms and conditions of this General Liability Release without any threats, coercion or duress, whether economic or otherwise, and that I agree to be bound by the terms of this General Liability Release. I acknowledge that I have been given twenty-one (21) days to consider this General Liability Release, and I understand that I have seven (7) days following my execution of this General Liability Release in which to revoke my agreement to comply with this General Liability Release by providing written notice of revocation to the General Counsel of DCI no later than three business days following such period.
I further hereby covenant and agree that this General Liability Release shall be binding in all respects upon myself, my heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the DCI Parties.
IN WITNESS WHEREOF, I have signed this General Liability Release this 25th day of
March, 2014.

By:     /s/ John S. Hendricks
John S. Hendricks

EXECUTION COPY

EXHIBIT B
NON-COMPETITION AGREEMENT
This NON-COMPETITION AGREEMENT (this “Non-Competition Agreement”) is dated as of the 25th day of March, 2014 (the “Effective Date”), by and among Discovery Communications, Inc., a Delaware corporation (the “Company”), and John S. Hendricks (the “Executive”). This Non-Competition Agreement supersedes the Non-Competition Agreement contemplated by the parties in connection with the Equity Stake Transition Agreement dated November 5, 2008.
WHEREAS, the parties entered into that certain letter agreement, dated March 25, 2014 (the “Letter Agreement”), pursuant to which the Company has promised to treat Executive as retired under Equity Stake Transition Agreement; and
WHEREAS, the Executive’s right to receive such treatment is conditioned, in part, on Executive’s signing and abiding by the terms of this Non-Competition Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Covenants. As a means to protect the Company’s legitimate business interests, including protection of the “Confidential Information” of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 1 would necessarily involve the use of Confidential Information), during the “Restricted Period”, without the prior written approval of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board Committee”), Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity (other than the Company or any Company Entity):
(a)    solicit for employment, consulting or any other provision of personal services, or hire, any person who is (i) a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity); or (ii) an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity). This covenant includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or
(b) (i)    solicit or encourage any person or entity who is, or within the prior six (6) months was, a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (ii) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity), including, without limitation, making any negative statements or communications about the Company (or a Company Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this Paragraph 1(b) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company with which Executive had personal contact, or for whom Executive had some responsibility in the performance of Executive’s duties for the Company; or
(c)    hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a “Competitive Business” regardless of whether such business is located in the United States or anywhere else in the world. Notwithstanding the foregoing, the Executive may own, directly or indirectly, (i) an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity; and (ii) any interests in Hendricks Investment Holdings, LLC (“HIH”) and the associated businesses used to carry out the business activities and interests of HIH, as described by Discovery Holding Company (on behalf of the Company as registrant) in the Form S-4/A (p. 27) filed with the Securities and Exchange Commission (“SEC”) on August 6, 2008 (the “SEC Form S-4”).
2.    Confidentiality. Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity (other than the Company or any Company Entity):
(a) (i) use for the benefit, purposes or account of himself or any other person or entity (other than the Company and Company Entities), or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company and Company Entities (other than their shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any Confidential Information without the prior written authorization of the Board Committee. Notwithstanding the foregoing provisions of this Paragraph 2(a)(i), this Non-Competition Agreement shall not preclude the Executive from disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company (or a Company Entity) or the Executive; or
(b)    continue to use, or commence using, any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity) except to the extent authorized by a separate written license; and Executive shall immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. The Executive will notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
3.    Definitions.
(a)    A “Competitive Business” shall be any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in (i) the production, post-production assembly, or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite, or the internet) of video entertainment, or (ii) the exploitation of video entertainment through retail sales establishments, theatres or the internet. For the avoidance of doubt, the foregoing is not intended to prohibit the Executive from working for or engaging in activities on behalf of a business primarily engaged in the production, distribution and exploitation of video entertainment in the form of motion pictures intended primarily for theatrical release or computer-based gaming, such as Lions Gate Entertainment, Paramount Pictures and Electronic Arts (as those businesses are constituted and operated in 2014), or the production of life-long learning multimedia, on-line and lecture materials for distribution by HIH’s “learning academy” as described in the SEC Form S-4.
(b)    “Company Entity” shall mean the Company, any subsidiary of the Company and any other entity of which the Company, directly or indirectly, owns fifty percent (50%) or more of the profits or voting interests.
(c)    “Confidential Information” shall mean any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entities and/or any third party that has disclosed or provided any of same to the Company on a confidential basis. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of his duties to the Company; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by the Company (or a Company Entity), or (C) made available to Executive by a third party who, to the best of such Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity.
(d)    The “Restricted Period” shall begin on the Effective Date and shall expire on the third anniversary thereof.

4.    Reasonableness and Enforcement of Covenants. The Executive acknowledges and agrees that: (i) the services he has provided to the Company have been of a special, unique and extraordinary nature; (ii) the restrictions contained in this Non-Competition Agreement are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company; (iii) all of the restrictions in this Non-Competition Agreement are reasonable in all respects, including duration, territory and scope of activity; (iv) the restrictions contained in this Non-Competition Agreement shall be construed as separate agreements independent of each other and any other agreement between the Executive and the Company; (v) the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Non-Competition Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Non-Competition Agreement; and (vi) the restrictive covenants contained in this Non-Competition Agreement are a material part of the Executive’s obligations for which the Company has compensated Executive.
5.    Remedies.
(a)    Remedies. Executive agrees that if he, or any affiliate of his, engages or threatens to engage in any activity that constitutes a violation of any of the provisions of this Non-Competition Agreement, the Company shall have the right and remedy to have the provisions of this Non-Competition Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Non-Competition Agreement would cause immediate irreparable injury to the Company and that money damages would not provide an adequate remedy at law for any breach. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of Paragraph 1 or 2 of this Agreement. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity, including the right to seek monetary damages. In addition, the Restricted Period shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of Paragraph 1 above in any respect, so that the Executive is restricted from engaging in the activities prohibited by Paragraph 1 for the full period.
(b) Reformation. It is the intent of the parties that the provisions of this Non-Competition Agreement be enforced to the fullest extent permissible under applicable law. If any term or provision of this Non-Competition Agreement is determined to be void, illegal, invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Non-Competition Agreement or affecting the validity or enforceability of any of the terms or provisions of this Non-Competition Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the maximum extent permitted by applicable law. The language used in this Non-Competition Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants set forth in Paragraph 1 or 2 of this Non-Competition Agreement because the duration is too long or the scope is too broad, it is expressly agreed between the Company and the Executive that the court making such determination shall be empowered to reduce the duration and scope of the covenants set forth herein to the extent necessary to permit enforcement of such covenants.
6.    Miscellaneous.
(a)    Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy or email (with receipt personally confirmed by telephone), delivered by personal delivery, sent by nationally reputable commercial overnight delivery service or sent by registered or certified U.S. mail, with return receipt requested, (c) deemed to have been given on the date telecopied or emailed with receipt confirmed, the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:
(i)    if to the Company, to:
Discovery Communications, Inc.
One Discovery Place
Silver Spring, MD 20910
Attention:    General Counsel

(ii)    if to Executive, to the address of his principal residence in the Washington, DC metropolitan area, as reflected in the Company’s records; or
(iii)    to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Paragraph 6(a).
(b) Benefit and Binding Effect. The Executive may not assign this Non-Competition Agreement without the prior written consent of the Company. The Company may assign its rights under this Non-Competition Agreement to any other person or entity that (i) acquires ownership or control of the Company, (ii) acquires substantially all of the assets of the Company, or (iii) is a successor entity through merger, conversion or other transaction or series of transactions. This Non-Competition Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, so that the Executive and any of his affiliates will be precluded from competing against the Company, and interfering with the business of the Company, pursuant to Paragraph 1 for the full Restricted Period.
(c)     Governing Law. This Non-Competition Agreement shall be governed, construed and enforced in accordance with the laws of the State of Maryland (without regard to the choice of law provisions thereof). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Non-Competition Agreement shall be brought against any of the parties in the courts of the State of Maryland or in the United States District Court for the District of Maryland in Greenbelt, Maryland, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
(d)    Entire Agreement. This Non-Competition Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof. In entering into this Non-Competition Agreement, the Executive is not relying on any statements or representations not contained in this Non-Competition Agreement. This Non-Competition Agreement supersedes any and all prior agreements, arrangements and understandings, oral or written, with respect to the subject matter hereof, between the parties hereto.
(e)    Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Non-Competition Agreement.
(f)    Amendments/Waivers. This Non-Competition Agreement cannot be amended, supplemented or changed except by an agreement in writing that makes specific reference to this Non-Competition Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. Any waiver of any provision of this Non-Competition Agreement must be in writing and signed by the party granting the waiver.
(g)    Counterparts. This Non-Competition Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Non-Competition Agreement as of the day and year first above written.

DISCOVERY COMMUNICATIONS, INC.

By:     /s/ Adria Alpert Romm
Adria Alpert Romm
Chief Human Resources & Global Diversity Officer

/s/ John S. Hendricks
John S. Hendricks